Exhibit 99.3

CAPITAL LODGING

COMPENSATION COMMITTEE CHARTER

                    , 2004

The following shall constitute the Compensation Committee Charter (the “Charter”) of the board of trustees (the “Board”) of Capital Lodging (the “Company”):

I.	ORGANIZATION

There shall be constituted a standing committee of the Board to be known as the Compensation Committee (the “Compensation Committee”).

II.	COMPOSITION AND SELECTION

The Compensation Committee shall be comprised of three or more trustees. The members of the Compensation Committee shall meet the independence requirements of the New York Stock Exchange as then in effect. Members of the Compensation Committee shall be knowledgeable on compensation issues and will remain current in executive compensation matters and shall, when appropriate, review input from independent benefits and compensation consultants.

The members of the Compensation Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and may be removed by the Board. The members of the Compensation Committee shall serve until their successors are duly elected and qualified. Unless a Chairperson is elected by the Board, the members of the Compensation Committee shall designate a Chairperson by majority vote of the full Committee.

The duties and responsibilities of Compensation Committee members contained herein shall be in addition to those duties otherwise required for members of the Board.

III.	STATEMENT OF PURPOSE

The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s trustees and officers. The Committee has overall responsibility for approving and evaluating the trustee and officer compensation plans, policies and programs of the Company.

The Compensation Committee is responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

IV.	COMMITTEE OBJECTIVES

The Compensation Committee’s primary objectives include serving as an independent and objective party to review the compensation of the Company’s trustees and officers, and evaluating and approving trustee and officer compensation plans, policies and programs.

V.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of trustee, chairman (to the extent an executive of the Company serves in this capacity) (“Chairman”), chief executive officer (“CEO”) or senior executive compensation and shall have sole authority to approve the consultant’s fees and other retention terms.

The Compensation Committee also shall have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

The Compensation Committee may form and delegate authority to subcommittees comprised entirely of independent trustees when appropriate.

The Compensation Committee shall:

1. Review and approve annually corporate goals and objectives relevant to Chairman and CEO compensation; evaluate the Chairman’s and the CEO’s respective performance in light of those goals and objectives; review and approve, subject to any revocation of authority by the Board, the Chairman’s and the CEO’s respective compensation levels based on this evaluation; and, in determining the long-term incentive component of Chairman and CEO compensation, consider the Company’s performance and relative shareholder return, the value of similar incentive awards to executive chairmen and CEOs at comparable companies and the awards given to the Chairman and CEO in past years;

2. Review and approve, subject to any revocation of authority by the Board, the compensation of all trustees, officers and other key employees (other than the Chairman and CEO); review and approve, subject to any revocation of authority by the Board, incentive-compensation plans and equity-based plans;

3. Review and approve, subject to any revocation of authority by the Board, incentive-compensation plans and equity-based plans;

4. Review and approve annually, for the Chairman, CEO and the senior executives of the Company, (a) the annual base salary level; (b) the annual incentive opportunity level; (c) the long-term incentive opportunity level; (d) employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate; and (e) any special or supplemental benefits;

5. Make regular reports to the Board;

6. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval; and

7. Annually evaluate its own performance.

VI.	MEETINGS

The Compensation Committee shall meet separately in executive sessions without any members of management present at least two times per year, or as often as may be deemed necessary or appropriate in its judgment and that of the Board. The Chairman or a majority of the members of the Compensation Committee may call meetings of the Committee upon reasonable notice to all members of the Committee. Following each meeting, the Compensation Committee shall report to the Board at the next regularly scheduled Board meeting, or sooner, as circumstances may dictate.

VII.	CONSISTENCY WITH DECLARATION OF TRUST

To the extent that any provision or section of this Charter may be inconsistent with any article, provision or section of the Declaration of Trust or the Bylaws of the Company, the Declaration of Trust or the Bylaws, as appropriate, shall fully control.

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